Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Elys Game Technology, Corp.

130 Adelaide Street, West, Suite 701

Toronto, Ontario, Canada M5H 2K4

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-256815) and Form S-8 (File No. 333-232531) of Elys Game Technology, Corp. of our report dated April 17, 2023, relating to the consolidated financial statements of Elys Game Technology, Corp. which appears in this Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO AG

Christoph Tschumi	Ppa. Wing Chi Waldmeier

Zurich, Switzerland, April 17, 2023